Limited Power of Attorney

I, Mary Agnes Wilderotter with a business address of 3 High Ridge Park, Stamford CT 06905, hereby grant this Power of Attorney to each of the following persons: Ellen M. Kothman, Valerie Obermeyer, Jamie M. Herald, Susan S. Felder, Eric J. Wunsch, Jason P. Muncy, R. Adam Newton and Kenneth L. Blackburn; whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: complete, sign, and submit all documents required by the Securities and Exchange Commission
(the ?Commission?) under sub-section 16(a) of the Securities Exchange Act of 1934 (15 U.S.C. ? 78p(a)) and all rules promulgated by the Commission under and in enforcement of that sub-section.

Any powers not specifically mentioned herein shall not be given.

This limited power of attorney can be revoked at any time for any reason upon written notice.

IN WITNESS WHEREOF, I hereby sign this Limited Power of Attorney as of the date below written.



Date: August 20, 2009	         	/s/ Mary Agnes Wilderotter
                                        Mary Agnes Wilderotter



Witness: /s/ Sally Dietze               Witness: /s/ Peter Hayes



STATE OF 	Connecticut	        )
					) ss:
COUNTY OF 	Fairfield		)

On August 20, 2009 before me personally appeared Mary Agnes Wilderotter, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he/she executed the same.

/s/ Lisa M. Lombardo
Notary Public